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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT  [ ]

FILED BY A PARTY OTHER THAN THE REGISTRANT  [X]

CHECK THE APPROPRIATE BOX:

[ ]   PRELIMINARY PROXY STATEMENT
[ ]   DEFINITIVE PROXY STATEMENT            [ ]  CONFIDENTIAL, FOR USE OF THE
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[X]   SOLICITING MATERIAL PURSUANT TO            BY RULE 14A-6(E)(2)
      RULE 14A-12


                                    ICO, INC.
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                           TRAVIS STREET PARTNERS, LLC
--------------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)



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77968.0003
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

Is $2.85 per share the maximum you're willing to talk about ?

What can shareholders do to push for change at ICO?

What about ICO's book value ? Why are you proposing a price which is below book value ?

You guys are all talk and no action. How come you don't just tender for the stock?

I'm an ICO employee and want to vote for your directors, but I'm afraid of the consequences. What do I do ?

Well, if you guys are directors and you also want to buy the company, isn't that a conflict of interest?

How has been the response from other shareholders?

What can the Pacholders do to derail your process?

What are you going to do with the company if you buy it?

What about the voting rights the Pacholders have received over the years?

Are you going to pay the Pacholders their golden parachutes ? What about going after them for anything they might have done?

What other companies are you looking at?

Q.       Is $2.85 per share the maximum you're willing to talk about ?

A. On February 1, 2001, we delivered a letter to ICO which modified our original $2.85 per share proposal. The new proposal includes a premium of $0.20 per share per $1 million increase in EBITDA generated during ICO's first quarter of FY2001 in excess of $10 million. (ICO generated nearly $10 million in EBITDA during its fourth quarter for FY2000.) We made these modifications in response to Asher Pacholder's assertion that "significant developments" at ICO were occurring. To the extent that these "significant developments" increase fundamental shareholder value, we want to recognize them.

         As an illustration, if ICO generates $13 million in EBITDA in first quarter of FY2001, we are proposing to give ICO shareholders a premium on top of our $2.85 price of $0.20 x 3 = $0.60 for a total price of $3.45 per share.

         Nonetheless, ICO still has not addressed the financial merits of our proposal. If they said to us, "we're interested, but your price is low", then we could at least have a discussion. All the Pacholders have done is object to our "process", whatever that means. It might mean they object to the "process" of change. We certainly can't discuss price when we don't have anyone to talk to.

         We have said, and we'll say again: if ICO will let us look at their books and show us that there's more value in ICO than meets the eye, our modified proposal will recognize that value and we are certainly prepared to enhance the economics again. The more we know about the company, and assuming we discover nothing adverse, the lower our risks and the more comfortable we can get paying more.

Q.       What can shareholders do to push for change at ICO?

A. Whether or not you want ICO to accept our proposals, there are a few basic things you can and should do.

         - First, when we send you proxy materials, vote them in our favor. Don't make use of the company's proxy materials even to vote against the company.

         - Second, write to the directors. A list of director addresses is on our website. Let them know what you think. Send your letters by registered mail.

         -        Third, write to the Pacholders and let them what you think.
                  Send your letters by registered mail.

         - Fourth, talk to your friends and the media and let them know what you think.

         - Fifth, please send us a copy of whatever you email or mail, if you are comfortable doing so.

                  Because we are conducting this proxy contest, certain federal rules quite reasonably limit what we can say and can do. Individual shareholders who aren't part of our solicitation are not bound by those limits. And hearing the voice of the shareholder is important (or should be important) to the directors and the management alike.

                  Remember, if elected, our directors will push for a sale of the whole company at the highest possible price, whether or not TSP offers that price.

Q. What about ICO's book value ? Why are you proposing a price which is below book value ?

A. Our preferred valuation method is to look at cash flow as measured by EBITDA and apply a multiple to value the entire enterprise. Next, subtract liabilities (and other equity), and the balance is what the common stock is worth. EBITDA isn't an asset-based valuation technique.

         Basically, it says that a lemonade stand is worth some multiple of the profit it brings in, not what it cost to build the stand or to buy the stand from someone else.

         ICO has a lot of goodwill on its books, most of which has been accumulated during its acquisitions of the last several years. We certainly wouldn't say that goodwill is inherently valueless. In ICO's case, however, the company simply doesn't generate a lot of cash flow relative to its total asset base. In FY2000, ICO generated about $35 million of EBITDA on $300 million of assets, or just under 12% gross return on assets. But much of their capital is borrowed at 10-3/8%. The related interest expense is offset against revenues.

         In general, it is hard to make a company work if its assets (tangible or intangible) which don't generate cash flow at a rate which is substantially above its cost of capital. Even a bank has a spread between its borrowing rate and its lending rate which is greater than 1-5/8%. With more than $150 million in debt, ICO was only able to generate $325,000 in earnings for common shareholders last year.

Q. You guys are all talk and no action. How come you don't just tender for the stock?

A. Even if we wanted to, the Company's Poison Pill, if it is valid, just makes that too unpleasant. The way the Poison Pill is written, we believe, if we even announce that we intend to commence a tender offer, the Board of Directors could try to invoke the Poison Pill and dilute our 5.11% stake to nothingness.

         Few, if any, in Texas have yet fought one of these things, and we don't want to waste money trying. (That kind of expenditure is for people who have $40 million of other people's money to spend.) We think the practical, sensible solution for us and for shareholders is for us to wait for the shareholders' meeting, get our directors elected, get the Pill retracted and then put the company up for sale to the highest bidder. Of course, even if our directors are elected, they will not constitute a majority of the board, and there can be no assurance that they will be successful in getting the Poison Pill retracted and putting the company up for sale.

Q. I'm an ICO employee and want to vote for your directors, but I'm afraid of the consequences. What do I do ?

A. If you contact us, we will hold your name in confidence to the extent permitted by law. Many employees have contacted us already, asking similar questions. We would like to get your votes but appreciate your concerns. We are currently investigating alternatives that may be available to protect the identity of ICO employees. When we have more information, we expect to make another post.

Q. Well, if you guys are directors and you also want to buy the company, isn't that a conflict of interest?

A. You bet. After all, TSP would like to buy the company. And we want to make money from our involvement with the company. But we have thought long and hard about that. We are concerned not only with acting properly but with ensuring that we create the appearance of acting properly. And, after all, since we have asserted that the Pacholders have taken benefits from their relationship with the company, we want to be especially careful to act appropriately ourselves.

         Nonetheless, we are running our directors because no one else has. We are not doing it because we are on a crusade. Our motive is to make money from this work. For our proposal to work, however, shareholders have to have a fair deal, too. That's why we stated we were prepared to make a simple, all-cash offer - easy to evaluate, easy to understand.

         If our directors are elected, they will work with the Company's various investment bankers and will motivate them with fees which will reward them for getting the highest price for the company. We also want to be sure that shareholders stay informed in the process.

         However, our nominees, if elected, will only make up three out of the ten board seats. That means we will not have a majority and we would have to persuade other board members to work with us in order for the Company to retract the Poison Pill, if valid, to put the Company up for sale, or take any other measures related to corporate governance. We might have to wait until 2002 to try to elect additional directors before a majority of the Board would be TSP Nominees.

Q.       How has been the response from other shareholders?

A. Certain federal rules and regulations related to proxy solicitation prohibit us from predicting the results of a solicitation since, among other reasons, shareholders can revoke their proxies at any time. But we think right now we are in a very strong position. It is admittedly premature for us to start doing victory dances, however. Neither we nor the Pacholders have yet started our proxy solicitations, and we don't want to be complacent.

         As to our proposal, it's as we would expect. Many people have had enough and want to get out. Some people think our price isn't high enough. (No one, unfortunately, has yet written us to ask us to pay less.)

         In general, the institutional investors seem to be happy with our price, while individual investors, who may have different methods for assessing value, think the price isn't high enough.

Q.       What can the Pacholders do to derail your process?

A. A number of options is available to an incumbent management to maintain the status quo:

         - They might try to invalidate our director nominations. They've already said in their proxy materials that they've just received a letter from us "purporting" to nominate directors. Sounds to us like a first step to trying to invalidate our letter. We expected resistance, and we may have to sue them to "revalidate".

         -        They might try some kind of asset sale or recapitalization.
                  It's going to be hard to get it done in time for the meeting. Even if they can get it done, we still think shareholders should want to have outside directors going forward.

Q.       What are you going to do with the company if you buy it?

A. Well, first of all, if we acquire ICO, we're going to operate it as well as we can. A lot of capable people have left ICO over the years. We've talked to many of them in recent weeks, and we have gained the benefits of some of their insights. Developing a good game plan to build value and create a stronger company will take time. Then, as we've said before, if TSP acquires the Company, TSP itself may sell some of the assets acquired. That could be the oilfield services business or even the whole company, depending on our vision of the company's ultimate future once we have a clear understanding of the company's financial position. But it's hard for us to figure out all of our options until we see the company's books.

Q. What about the voting rights the Pacholders have received over the years?

A. We have asked the Board of Directors to retain an independent law firm to review the propriety of the Pacholders' receipt of these voting rights over the years and ICO's failure to disclose them as compensation. We have also asked NASDAQ to help us assess the compliance of some of these transactions with NASDAQ rules. We assume that the price paid the Willoughbys for their WEDCO stock included a premium which compensated them for their loss of voting rights. That premium wasn't declared as compensation to the Pacholders, but the Pacholders clearly got something of value. There needs to be a comprehensive review to figure out who got what and why, and how the common shareholders benefited from these complex transactions. If our directors are elected, we most certainly intend to bring that about.

Q. Are you going to pay the Pacholders their golden parachutes ? What about going after them for anything they might have done?

A. Other than the voting rights issues, we're not prepared to comment on any of the stories we have heard at this time. However, as we have reiterated, if our director slate is elected, we fully intend to review in detail the salaries, benefits, and other direct and indirect compensation paid to the Pacholders. The voting rights received by the Pacholders will certainly come within the scope of our enquiry. And if we find that there has been any impropriety of any kind, we will report back to shareholders and take appropriate action to protect shareholder interests.

Q.       What other companies are you looking at?

A. We appreciate the positive response to our approach. We're not looking at any other companies right now. One ICO at a time is all we can cope with.

                                    * * * * *

                         CERTAIN ADDITIONAL INFORMATION

The participants in the proposed solicitation of proxies ("Participants") are TSP; the following persons who are, or have funded capital contributions of, members of TSP: Chris N. O'Sullivan, Timothy J. Gollin, Christopher P. Scully,
A. John Knapp, James D. Calaway, Charles T. McCord, III, a joint venture between McCord and Calaway, John V. Whiting, Freeman Capital Management LLC, Robert Whiting, Randall Grace, R. Allen Schubert, Stephen F. Martin and Global Undervalued Securities Master Fund, L.P. ("Global"); and the following affiliates of Global: Global Undervalued Securities Fund, L.P., Global Undervalued Securities Fund, Ltd., Global Undervalued Securities Fund (QP), L.P., Kleinheinz Capital Partners LDC, Kleinheinz Capital Partners, Inc., John
B. Kleinheinz and J. Kenneth Phillips. In aggregate, the Participants beneficially own 1,639,300 shares of ICO's common stock or 7.23% of such shares outstanding (based on ICO's Annual Report on Form 10-K for the fiscal year ended September 30, 2000). TSP has filed a preliminary proxy statement with the Securities and Exchange Commission (SEC) in connection with a proposed solicitation that the Participants may make with respect to shareholder proxies for the 2001 Annual Meeting of Shareholders of ICO. The Preliminary Proxy Statement contains important information, including additional information about the views and members of TSP as well as the individuals that TSP intends to nominate for election to the ICO Board of Directors. You should read the Preliminary Proxy Statement in its entirety. It can be obtained at no charge on the SEC's web site at (http://www.sec.gov) or by requesting a copy from MacKenzie Partners, Inc., (212) 929-5500 (call collect) or (800) 322-2885 (toll-free).

Travis Street Partners, LLC, is a Houston-based company formed by a group of private investors. During the last six months, we acquired a 5.11% interest in ICO Inc. (NASDAQ: ICOC), a $325 million revenues business with major activities in oilfield services and plastic resin processing.

ICO's track record in the last five years, under current management, has been less than stellar. The company has lost approximately 80% of its market value as a result of a similar decrease in tangible net worth per share.

We bought ICO stock for two reasons. First, if ICO is sold, we believe that shareholders can realize a premium on today's market price. Second, we are interested in buying the company ourselves.

We have made a proposal to acquire ICO at a base price of $2.85 per share, an 82% premium to ICO's share price prior to the TSP Proposal and a 185% premium to ICO's December low, plus a potential bonus payment based on the extent that ICO's performance in its fiscal first quarter outstrips its performance in the quarter ended September 30, 2000. Management has summarily rejected our proposal. For more information, please read the public information available on this site. We welcome your comments and thoughts by email at info@travisstreetpartners.com.

Additionally, we have nominated our own slate of directors. If elected, our director nominees intend to press for a sale of ICO Inc. at the highest possible price and the the earliest possible date.

contact:
Timothy J. Gollin,  Manager
Travis Street Partners LLC
910 Travis Street
Suite 2150
Houston TX 77002
tel 713 759 2030
fax 713 759 2040

                                    * * * * *

                         CERTAIN ADDITIONAL INFORMATION

The participants in the proposed solicitation of proxies ("Participants") are TSP; the following persons who are, or have funded capital contributions of, members of TSP: Chris N. O'Sullivan, Timothy J. Gollin, Christopher P. Scully,
A. John Knapp, James D. Calaway, Charles T. McCord, III, a joint venture between McCord and Calaway, John V. Whiting, Freeman Capital Management LLC, Robert Whiting, Randall Grace, R. Allen Schubert, Stephen F. Martin and Global Undervalued Securities Master Fund, L.P. ("Global"); and the following affiliates of Global: Global Undervalued Securities Fund, L.P., Global Undervalued Securities Fund, Ltd., Global Undervalued Securities Fund (QP),

L.P., Kleinheinz Capital Partners LDC, Kleinheinz Capital Partners, Inc., John
B. Kleinheinz and J. Kenneth Phillips. In aggregate, the Participants beneficially own 1,639,300 shares of ICO's common stock or 7.23% of such shares outstanding (based on ICO's Annual Report on Form 10-K for the fiscal year ended September 30, 2000). TSP has filed a preliminary proxy statement with the Securities and Exchange Commission (SEC) in connection with a proposed solicitation that the Participants may make with respect to shareholder proxies for the 2001 Annual Meeting of Shareholders of ICO. The Preliminary Proxy Statement contains important information, including additional information about the views and members of TSP as well as the individuals that TSP intends to nominate for election to the ICO Board of Directors. You should read the Preliminary Proxy Statement in its entirety. It can be obtained at no charge on the SEC's web site at (http://www.sec.gov) or by requesting a copy from MacKenzie Partners, Inc., (212) 929-5500 (call collect) or (800) 322-2885 (toll-free).

TRAVIS STREET PARTNERS,  LLC

                                                             910 Travis Street
                                                                    Suite 2150
                                                          Houston, Texas 77002
                                                              fax 713 759 2040
                                                              tel 713 759 2030
                                                  www.travisstreetpartners.com

FOR IMMEDIATE RELEASE

TRAVIS STREET PARTNERS AMENDS ICO PROPOSAL, INCREASES GROUP SHAREHOLDING

Houston, February 20, 2001 - Today Travis Street Partners, LLC ("TSP"), a Houston-based investment group which has proposed to acquire ICO, Inc. ("ICO"), amended the terms of its all-cash proposal to purchase the oilfield services and plastic resin processor.

In a letter released today, TSP is proposing to acquire ICO for $2.65 per share, a $0.20 reduction from its prior proposal, as the result of ICO's poor financial performance in its quarter ended December 31, 2000. However, TSP also says that it is prepared to pay an additional premium of $0.60 per share, or $3.25 total per share, if the company's maximum exposure under the golden parachutes of ICO's senior management is reduced to $1 million or less.

"In view of ICO's disappointing financial results for the quarter ended December 31, 2000, the company is worth less than we thought," said Chris O'Sullivan, a TSP manager. "However, if the employment agreements don't cost so much, we can again increase our price to shareholders." O'Sullivan pointed out that the parachutes of six ICO executives, including Dr. Asher "Al" O. Pacholder, his wife, Mrs. Sylvia A. Pacholder, his daughter, Mrs. Robin E. Pacholder and his son-in-law, Mr. David Gerst, provide compensation upon termination (other than for "cause") aggregating approximately $10.7 million, an amount equal to more than 30 times FY2000 earnings.

ICO is further required under existing employment agreements to "gross-up" ICO executives for golden parachute excise taxes imposed on severance payments exceeding statutorily defined amounts.

For the quarter, ICO's EBITDA dropped more than 20% from the prior period. ICO's revenues and operating earnings also dropped. TSP's proposal had provided for a premium to shareholders in the event that ICO's EBITDA for the period had surpassed the prior period.

Separately, TSP disclosed today that its filing group has increased its beneficial ownership of ICO common stock from 5.11% to 7.23%, as reported in a joint Schedule 13D filed today by TSP and affiliates of Kleinheinz Capital Partners, a Fort Worth, Texas-based hedge fund adviser.

Since December, ICO has refused to respond to the financial terms of TSP proposals. At $2.65 per share, and excluding the additional $0.60 per share premium TSP offered today, ICO shareholders would receive a price 69% over the market price of ICO stock prior to TSP's December proposal. TSP has additionally initiated a proxy contest, seeking to elect three of its nominees to ICO's Board of Directors.

Over the last five years, Dr. Asher "Al" O. Pacholder and his wife Sylvia A. Pacholder, ICO's chairman/CFO and president/CEO respectively, have received voting rights to as much as 30% of ICO's common stock issued to third parties in connection with ICO acquisitions. The Pacholders actually own less than 1% of ICO's stock personally plus 2% or less through other entities they control. The Pacholders lead a group which purports to vote as much as 20% of ICO's stock and whose members include a majority of ICO's current directors.

                                    * * * * *

                         CERTAIN ADDITIONAL INFORMATION

The participants in the proposed solicitation of proxies ("Participants") are TSP; the following persons who are, or have funded capital contributions of, members of TSP: Chris N. O'Sullivan, Timothy J. Gollin, Christopher P. Scully,
A. John Knapp, James D. Calaway, Charles T. McCord, III, a joint venture between McCord and Calaway, John V. Whiting, Freeman Capital Management LLC, Robert Whiting, Randall Grace, R. Allen Schubert, Stephen F. Martin and Global Undervalued Securities Master Fund, L.P. ("Global"); and the following affiliates of Global: Global Undervalued Securities Fund, L.P., Global Undervalued Securities Fund, Ltd., Global Undervalued Securities Fund (QP), L.P., Kleinheinz Capital Partners LDC, Kleinheinz Capital Partners, Inc., John
B. Kleinheinz and J. Kenneth Phillips. In aggregate, the Participants beneficially own 1,639,300 shares of ICO's common stock or 7.23% of such shares outstanding (based on ICO's Annual Report on Form 10-K for the fiscal year ended September 30, 2000). TSP has filed a preliminary proxy statement with the Securities and Exchange Commission (SEC) in connection with a proposed solicitation that the Participants may make with respect to shareholder proxies for the 2001 Annual Meeting of Shareholders of ICO. The Preliminary Proxy Statement contains important information, including additional information about the views and members of TSP as well as the individuals that TSP intends to nominate for election to the ICO Board of Directors. You should read the Preliminary Proxy Statement in its entirety. It can be obtained at no charge on the SEC's web site at (http://www.sec.gov) or by requesting a copy from MacKenzie Partners, Inc., (212) 929-5500 (call collect) or (800) 322-2885 (toll-free).

TRAVIS STREET PARTNERS,  LLC

                                                             910 Travis Street
                                                                    Suite 2150
                                                         Houston,  Texas 77002
                                                              fax 713 759 2040
                                                              tel 713 759 2030
                                                  www.travisstreetpartners.com

VIA COURIER AND VIA FAX
-----------------------

February 19, 2001

Board of Directors
ICO Inc.
11490 Westheimer
Suite 1000
Houston, TX 77077

Re:      Modification to our proposal to acquire ICO Inc.

Ladies and Gentlemen:

As you are aware, Travis Street Partners, LLC ("TSP") is prepared to make an offer to acquire ICO Inc. for cash subject to the terms and conditions specified in our letter dated December 20, 2000 as modified by our letter dated February 1, 2001 (as modified, the "Existing Proposal Letter"). Your chairman, Dr. Asher "Al" O. Pacholder, has refused to address the financial merits of our proposal or to enter into meaningful dialogue relating to the proposal.

On February 9, 2001, ICO announced earnings which we can only characterize as profoundly disappointing. EBITDA fell 20% from the prior quarter and cash reserves dropped by $8 million. According to our analysis, even the oilfield services business, on which so many of the company's hopes ride, was flat compared to the prior quarter, despite improving secular conditions in its market segment. Meanwhile, gross margin in the plastics business tumbled nearly 25% in comparison to the year earlier quarter, and the company once again lost money for its common shareholders. Yet ICO's press release asserted that the Company's results were "strongly improved". How can this be?

Dr. Pacholder seems to unable or unwilling to admit the profundity of ICO's problems, which start with the 80% decline in market price since October 1997 but more specifically relate to fundamental problems such as:

         o the attrition of 80% of tangible net worth per share in the last five years;

         o the company's ballooning corporate SG&A costs (including management compensation expense for the Pacholders and their family); and

         o the deteriorating margins in the plastics business, which have tumbled from 24% only a few years ago to 17.4% in the most recent quarter.

Arresting the deterioration of the Company's financial condition and of shareholder value requires more than the engagement of an investment banking firm. It requires, we believe, the delineation of a strategy to the Company's customers, employees, creditors, and shareholders, followed by professional and competent execution. Over the years, Dr. Pacholder has failed to chart or execute a successful strategy. It is, therefore, time for new management and new governance at ICO.

We will not recite once again the litany of issues surrounding the governance of ICO which we have outlined in detail in our letters to Dr. Pacholder and to you, and in our preliminary proxy materials. Whether you came to this Board as a Pacholder nominee, relative, or friend, or as a Willoughby representative, in our opinion, you should take a hard look at what has taken place at ICO in the last several years, and you should consider carefully, in making each decision you may be called upon to make in the coming weeks, one and only criterion: whether the action you are being asked to approve is in the best interests of stockholders.

In view of the material adverse changes to ICO's financial condition reported in ICO's earnings report for ICO's first fiscal quarter, this letter further modifies the Existing Proposal Letter as follows:

         1.       The Base Price is reduced to $2.65 per common share.

         2. As you will appreciate, the Premium proposed in our Existing Proposal Letter is now "out of the money" because of the Company's failure to better its performance in the first fiscal quarter of 2001 from the fourth fiscal quarter of 2000. As an alternate means to maximizing shareholder value, we would propose to pay common shareholders a cash premium of $0.60 per share in addition to the Base Price, if the aggregate costs (including excise tax gross-up costs), if any, of terminating at closing the employment of all existing senior management do not exceed $1 million. The Board might, for example, enable shareholders to receive this premium above the Base Price by requesting such members of senior management to consensually waive a portion of the severance payments, if any, to which they might otherwise be entitled upon such termination.

         3. The potential Total Price per share to common shareholders would therefore be $3.25.

         4. In any event, the Base Price would be further reduced at closing based on the amount by which the aggregate costs (including excise tax gross-up costs), if any, of terminating at closing the employment of all the existing senior management exceed $10.7 million.

         5. The proposal set forth in the Existing Proposal Letter otherwise remains unchanged and is subject to the same conditions specified in the Existing Proposal Letter.


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

In view of the fact that our proposal outlined above relates to costs of terminating the employment of senior management, in our view, basic principles of corporate governance would suggest that a member of the Board of Directors may have a conflict of interest if such member is also:

         o a member of the Company's senior management subject to such an employment agreement (Dr. Pacholder, Mrs. Pacholder and Ms. Robin Pacholder); or

         o an officer, director, and/or employee, of an entity owned or controlled by a member of senior management. This specifically includes Pacholder Associates, Inc.; Pacholder High Yield Fund, Inc.; or any affiliate thereof, and refers specifically to the roles of Messrs. Gibson, Morgan and Williamson at such companies.

Therefore, we respectfully request that any of the Company's directors having a conflict of interest as described above should recuse himself or herself from the Board's consideration of our proposal.

We look forward to your early reply.

Very truly yours,

TRAVIS STREET PARTNERS, LLC
Christopher N. O'Sullivan, Manager









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